SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐
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☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN HEALTHWAYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants Table
Option/ SAR Grants in Last Fiscal Year
Option Exercises and Year End Value Table
Employment Agreements
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
Audit Committee Report
PROPOSAL NO. 2 AMENDMENTS TO THE 1996 STOCK INCENTIVE PLAN
Summary of Material Provisions of the 1996 Plan
Options Granted Under the 1996 Plan
Equity Compensation Plans
PROPOSAL NO. 3 AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
Principal Accounting Fees and Services
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE 2005 ANNUAL MEETING OF STOCKHOLDERS
METHOD OF COUNTING VOTES
MISCELLANEOUS
EXHIBIT A

3841 Green Hills Village Drive

Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of American Healthways, Inc.:

     The Annual Meeting of Stockholders of American Healthways, Inc., a Delaware corporation (the “Company”), will be held at the Loews Vanderbilt Plaza, Platinum Foyer, Lower Level, 2100 West End Avenue, Nashville, Tennessee 37203, at 9:00 a.m., local time, on Wednesday, January 21, 2004 for the following purposes:

(1)	To elect three (3) directors to hold office for a term of three (3) years or until their successors have been elected and qualified;

(2)	To consider and act upon a proposal to amend the Company’s 1996 Stock Incentive Plan (the “1996 Plan”) to (i) increase the number of shares of the Company’s common stock available for issuance under the 1996 Plan by 500,000 shares (not reflecting the two-for-one stock split as described in the proxy statement accompanying this notice) and (ii) provide that future awards to Outside Directors be in the form of non-qualified stock options instead of restricted stock;

(3)	To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the number of authorized shares from 45,000,000 to 80,000,000, of which 75,000,000 shares shall be common stock and 5,000,000 shares shall be preferred stock; and

(4)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

     The proxy statement and form of proxy accompanying this notice are being mailed to stockholders on or about December     , 2003. Only stockholders of record at the close of business on December 1, 2003 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

     We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

Thomas G. Cigarran
Chairman

December     , 2003

AMERICAN HEALTHWAYS, INC.

3841 Green Hills Village Drive
Nashville, Tennessee 37215

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

Wednesday, January 21, 2004

      The enclosed proxy is solicited by the Board of Directors on behalf of American Healthways, Inc. for use at the Annual Meeting of Stockholders to be held on Wednesday, January 21, 2004, at 9:00 a.m., local time, at the Loews Vanderbilt Plaza, Platinum Foyer, Lower Level, 2100 West End Avenue, Nashville, Tennessee 37203, and at all adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Copies of the proxy, this proxy statement and the attached notice are being sent to stockholders on or about December      , 2003.

      The Company’s officers and employees may solicit proxies personally or by mail, telephone or facsimile. All costs of this solicitation will be borne by the Company, including expenses in connection with preparing, assembling and mailing this proxy statement. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

      Shares represented by such proxies will be voted in accordance with the choices specified thereon. If no choice is specified, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1, FOR the approval of the amendments to the 1996 Plan set forth under Proposal No. 2 and FOR the amendment to the Certificate of Incorporation set forth under Proposal No. 3. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

      A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date.

      Each share of the Company’s common stock, $.001 par value (the “Common Stock”), issued and outstanding on the record date, December 1, 2003, will be entitled to one vote on all matters to come before the meeting. Cumulative voting is not permitted. As of December 1, 2003, there were outstanding 15,962,840 shares of Common Stock.

      On November 17, 2003, the Board of Directors declared a two-for-one stock split in the form of a stock dividend payable on December 19, 2003 to stockholders of record on December 5, 2003. Unless otherwise specified herein, the number of shares of Common Stock referenced in this proxy statement have not been adjusted to reflect the December 19, 2003 stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the “Commission”)) of more than five percent (5%) of the Company’s Common Stock, its only voting security, and with respect to the beneficial ownership of the Company’s Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all executive officers and directors of the Company as a group. The information set forth below is based on ownership information received by the Company as of December 1, 2003. Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

	Amount of Shares
	Beneficially		Percent of
Name of Beneficial Owner	Owned(1)		Class(1)

FMR Corp.	2,156,779	(2)	13.51%
82 Devonshire Street
Boston, MA 02109
Wasatch Advisors, Inc.	1,464,992	(2)	9.18%
150 Social Hall Avenue, Suite 400
Salt Lake City, UT 84111
Waddell & Reed Financial, Inc.	1,262,856	(2)	7.91%
6300 Lamar Avenue
Overland Park, KS 66202
Capital Research & Management Company	925,000	(2)	5.79%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071-1447
Chartwell Investment Partners	840,660	(2)	5.27%
1235 Westlake Drive, Suite 330
Berwyn, PA 19312
Thomas G. Cigarran****	611,826	(3)	3.77%
Henry D. Herr**	376,171	(4)	2.35%
Robert E. Stone***	306,732	(5)	1.91%
William C. O’Neil, Jr.**	242,136	(6)	1.52%
Ben R. Leedle, Jr.****	112,067	(7)	*
Mary D. Hunter***	54,904	(8)	*
Martin J. Koldyke**	53,393		*
Mary A. Chaput***	39,116	(9)	*
C. Warren Neel **	23,615	(10)	*
Donald B. Taylor***	21,583	(11)	*
Frank A. Ehmann**	17,716	(12)	*
John W. Ballantine**	—		*
J. Cris Bisgard, M.D.**	—		*
All directors and executive officers as a group (13 persons)	1,859,259	(13)	11.17%

*	Indicates ownership of less than one percent of the Company’s outstanding Common Stock.
**	Director of the Company
***	Named Executive Officer
****	Director and Named Executive Officer

(1)	Pursuant to the rules of the Commission, certain shares of the Company’s Common Stock which an individual owner set forth in this table has a right to acquire within 60 days after the record date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table. Likewise, the shares subject to options held by the other directors and executive officers of the Company which are exercisable within 60 days of the record date hereof, are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.
(2)	Information with respect to stock ownership is based upon a Form 13F dated September 2003 filed with the Commission.
(3)	Includes 260,625 shares issuable upon the exercise of outstanding options.
(4)	Includes 14,232 shares owned by Mr. Herr’s wife, 650 shares owned by Mr. Herr’s grandchildren and 70,625 shares issuable upon the exercise of outstanding options.
(5)	Includes 125,620 shares issuable upon the exercise of outstanding options.
(6)	Includes 5,348 shares issuable upon the exercise of outstanding options.
(7)	Includes 111,063 shares issuable upon the exercise of outstanding options.
(8)	Includes 53,125 shares issuable upon the exercise of outstanding options.
(9)	Includes 35,000 shares issuable upon the exercise of outstanding options.

(10)	Includes 5,348 shares issuable upon the exercise of outstanding options.
(11)	Includes 4,000 shares owned by Mr. Taylor’s wife and 17,500 shares issuable upon the exercise of outstanding options.
(12)	Includes 2,250 shares issuable upon the exercise of outstanding options.
(13)	Includes 686,504 shares issuable upon the exercise of outstanding options.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The Company’s Certificate of Incorporation provides for a staggered Board of Directors. Each director serves a three year term until his successor is elected and qualified. The three directors to be elected at the 2004 Annual Meeting will serve until the Annual Meeting of Stockholders in 2007 (the “Class I” directors), three directors currently serving on the Board will continue to serve until the Annual Meeting of Stockholders in 2005 (the “Class II” directors), and three directors currently serving on the Board will continue to serve until the Annual Meeting of Stockholders in 2006 (the “Class III” directors).

      In June 2003, the Board of Directors increased the size of the Board of Directors from six to eight and appointed John W. Ballantine and J. Cris Bisgard, M.D. as Class II and Class III directors, respectively, to fill the vacancies created thereby. Also in August 2003, the Board of Directors increased the size of the Board of Directors from eight to nine and appointed Mr. Leedle as a Class I director to fill the vacancy created thereby in conjunction with his appointment as Chief Executive Officer on September 1, 2003.

      Unless contrary instructions are received, shares of Common Stock of the Company represented by duly executed proxies will be voted in favor of the election of the nominees named below. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

      A nominee for election must receive a plurality of the votes cast to be elected as a director. Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each share of Common Stock held by such stockholder for each director.

      The following persons are the nominees for election to serve as Class I directors. All nominees are presently directors of the Company. Messrs. Ehmann and O’Neil were previously elected by the stockholders, and Mr. Leedle was appointed to the Board of Directors on August 27, 2003 as discussed above. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Frank A. Ehmann	I; 2004
Mr. Ehmann, 69, has been a director of the Company since 1991. Mr. Ehmann was a partner of RCS Health Care Partners Ltd., an affiliate of Robertson Stephens Co., from 1990 to 1994. From 1987 to 1989, he was President and Chief Operating Officer of United Stationers, Inc. He served as Executive Vice President and Co-Chief Operating Officer of Baxter Travenol Laboratories, Inc. from 1986 to 1987, and as President and Chief Operating Officer of American Hospital Supply Corporation in 1985, when it merged with Baxter Travenol.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

William C. O’Neil, Jr.	I; 2004
Mr. O’Neil, 69, has served as a director of the Company since 1985. From 1989 to 1999, Mr. O’Neil was the Chairman, President and Chief Executive Officer of ClinTrials Research, Inc., a pharmaceutical research services company. Prior thereto, Mr. O’Neil was Chairman, President and Chief Executive Officer of International Clinical Laboratories, Inc., a national laboratory testing company. Mr. O’Neil is also a Director of Advocat, Inc., Sigma Aldrich Corporation and Central Parking Corporation.

Ben R. Leedle, Jr.	I; 2004
Mr. Leedle, 42, has served as Chief Executive Officer of the Company since September 2003 and as a director since August 2003. Mr. Leedle has served as President of the Company from May 2002 to present. Mr. Leedle served as Chief Operating Officer of the Company from September 1999 to August 2003, Executive Vice President of the Company from September 1999 to May 2002, and as Senior Vice President of Operations from September 1997 to September 1999.

      The following six persons currently are members of the Board of Directors and will continue in their present positions after the Annual Meeting. The following persons are not nominees, and stockholders are not being asked to vote for them. Certain information relating to the following persons has been furnished to the Company by the individuals named.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Thomas G. Cigarran	II; 2005
Mr. Cigarran, 61, has served as Chairman of the Company since September 1988 and as a director since 1981. Mr. Cigarran served as Chief Executive Officer of the Company from September 1988 to August 2003. Mr. Cigarran served as President of the Company from September 1981 to June 2001. Mr. Cigarran also is Chairman and a director of AmSurg Corp.

Dr. C. Warren Neel	II; 2005
Dr. Neel, 65, has been a director of the Company since October 1991. Dr. Neel is currently Director of the Center for Corporate Governance at the University of Tennessee. He served as the Commissioner of Finance for the State of Tennessee from June 2000 until January 2003. He served as Dean of the College of Business Administration at The University of Tennessee in Knoxville from 1977 to 2000. Dr. Neel is also a director of Saks, Inc.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

John W. Ballantine	II; 2005
Mr. Ballantine, 57, has been a director of the Company since June 2003. Mr. Ballantine served as Executive Vice President and Chief Risk Management Officer of First Chicago NBD Corporation from 1996 until 1998. Mr. Ballantine currently serves as Chairman of the financial services advisory group for Glencoe Capital, a private equity firm, and Vice Chairman of the Board of Trustees of Window to the World Communications, Inc. He also serves as a director of FNB Corporation, Scudder Funds, First Oak Brook Bancshares, the Oak Brook Bank (a wholly-owned subsidiary of First Oak Brook Bancshares), and Enron Corporation (post-bankruptcy).

Henry D. Herr	III; 2006
Mr. Herr, 57, has been a director of the Company since 1988. Mr. Herr served as Executive Vice President of Finance and Administration and Chief Financial Officer of the Company from February 1986 to October 2001. Mr. Herr is currently employed by the Company on a part-time basis. Mr. Herr also is a director of AmSurg Corp.

Martin J. Koldyke	III; 2006
Mr. Koldyke, 71, has been a director of the Company since 1981. Mr. Koldyke is the retired Chairman of Frontenac Company, a venture capital management partnership that he founded in 1971. Mr. Koldyke is the Founder and Chairman of the Academy for Urban School Leadership, Founder and Chairman Emeritus of The Golden Apple Foundation, Trustee of the Chicago Public Education Fund, Trustee of the Chicago Community Trust, Chairman of the Chicago School Finance Authority, past Chairman and current Trustee of Window to the World Communications, Inc., and a Life Trustee of Northwestern University.

Jay Cris Bisgard, M.D. M.P.H	III; 2006
Dr. Bisgard, 61, has been a director of the Company since June 2003. Dr. Bisgard served as Director of Health Services at Delta Air Lines, Inc. from January 1994 to April 2001. Prior to that, he served as the corporate medical director at Pacific Bell, GTE and ARCO. He retired from the U.S. Air Force in 1986 with the rank of colonel. He served as acting Deputy Assistant Secretary of Defense (Health Affairs) from 1981 to 1984. He is a fellow of the Aerospace Medical Association, the American College of Preventive Medicine, and the American College of Physician Executives.

      The Board of Directors of the Company held seven meetings during the fiscal year ended August 31, 2003. All of the members of the Board of Directors, except Messrs. Cigarran, Herr and Leedle, are “independent,” as defined by applicable law and the NASDAQ listing standards. The independent directors of the Board have executive sessions at regularly scheduled meetings at which only independent directors are present. The Board of Directors has a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The Audit Committee is comprised of Messrs. Ehmann, Koldyke, O’Neil and Ballantine. Mr. Ballantine was appointed to the committee in June 2003, replacing Dr. Neel. The Company has, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting and requisite professional certification in accounting or other comparable experience which results in the individual’s financial sophistication. The Audit Committee meets with the Company’s independent auditors and management to review the Company’s consolidated financial statements. The Board of Directors has determined that the Audit Committee has three “audit committee financial experts,” as defined by the regulations of the Commission. These persons are Messrs. O’Neil, Ehmann and Ballantine. The Audit Committee held eleven meetings during fiscal 2003.

      The Compensation Committee is responsible for the periodic review of management’s compensation and administration of the Company’s compensation plans. The Compensation Committee consists of Messrs. Ehmann and Ballantine, Dr. Bisgard, and Dr. Neel. Mr. Ballantine and Dr. Bisgard were appointed to the committee in June 2003, replacing Mr. Koldyke. The Compensation Committee held three meetings during fiscal 2003.

      The Nominating and Corporate Governance Committee consists of Messrs. Koldyke and O’Neil, Dr. Bisgard, and Dr. Neel. Dr. Bisgard was appointed to the committee in June 2003. The Nominating and Corporate Governance Committee recommends to the Board of Directors nominees for election to the Board. The Nominating and Corporate Governance Committee will consider nominees recommended by the Company’s stockholders provided such proposed nominations are submitted to the Company in the manner and within the time limits for stockholder proposals as set forth on page 29 of this Proxy Statement. The Nominating and Corporate Governance Committee held one meeting during fiscal 2003.

      Each of the incumbent directors of the Company attended at least 75% of the aggregate of the total number of meetings held during fiscal 2003 by the Board of Directors and each committee of which such director was a member.

      The Company has a code of conduct that applies to all colleagues (including officers) and directors. The purpose of the code is to provide written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct; full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the Commission and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of the Company’s code of conduct can be obtained from the Company’s website at www.americanhealthways.com.

EXECUTIVE COMPENSATION

      The following table provides information as to annual, long term and other compensation during fiscal years 2003, 2002 and 2001 for the Company’s Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers on August 31, 2003 (collectively, the “Named Executive Officers”). Option awards have been adjusted to reflect the three-for-two stock split effected in the form of a stock dividend on November 23, 2001.

Summary Compensation Table

		Annual Compensation		Awards
					All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation(3)

Thomas G. Cigarran	2003	$435,000	$154,561	60,000	$94,637(4)
Chairman of the Board and	2002	400,000	461,500	130,000	73,291
Chief Executive Officer(1)	2001	360,000	175,500	37,500	58,817
Ben R. Leedle, Jr.	2003	$347,000	$122,945	150,000	$72,282(5)
President and	2002	330,000	298,238	175,000	48,655
Chief Operating Officer(1)	2001	225,000	159,687	30,000	36,970
Robert E. Stone	2003	$250,000	$88,521	20,000	$62,470(6)
Executive Vice President	2002	240,000	216,900	30,001	50,835
	2001	225,000	77,625	30,000	40,142
Donald B. Taylor	2003	$245,619	$86,624	25,000	$50,565(7)
Executive Vice President	2002	132,923	120,129	70,000	2,549
Business Development(2)	2001	0	0	0	0
Mary A. Chaput	2003	$240,277	$84,745	20,000	$47,713(8)
Executive Vice President and	2002	183,333	192,524	95,000	14,317
Chief Financial Officer	2001	0	0	0	0

(1)	Effective September 1, 2003, Mr. Cigarran retired as Chief Executive Officer of the Company and was succeeded by Mr. Leedle. Mr. Cigarran still serves as Chairman of the Company’s Board of Directors.
(2)	On November 5, 2003, Mr. Taylor was named Chief Operating Officer of the Company effective December 1, 2003.
(3)	Includes $3,600 per year automobile allowance for each Named Executive Officer other than Ms. Chaput, whose allowance was $3,300 in fiscal 2002.
(4)	Includes $80,760 contributed by the Company to the Company’s Corporate and Subsidiary Officer Capital Accumulation Plan (the “Capital Accumulation Plan”), $6,757 contributed by the Company to the Company’s Retirement Savings Plan (the “401(k) Plan”) and $3,520 of life insurance premiums paid by the Company on behalf of Mr. Cigarran.
(5)	Includes $62,610 contributed by the Company to the Capital Accumulation Plan and $6,072 contributed by the Company to the 401(k) Plan on behalf of Mr. Leedle.
(6)	Includes $46,168 contributed by the Company to the Capital Accumulation Plan, $6,767 contributed by the Company to the 401(k) Plan and $5,935 of life insurance premiums paid by the Company on behalf of Mr. Stone.
(7)	Includes $41,890 contributed by the Company to the Capital Accumulation Plan and $5,075 contributed by the Company to the 401(k) Plan on behalf of Mr. Taylor.
(8)	Includes $37,520 contributed by the Company to the Capital Accumulation Plan and $6,593 contributed by the Company to the 401(k) Plan on behalf of Ms. Chaput.

Option Grants Table

      The following table provides information as to options granted to the Named Executive Officers during fiscal 2003. No separate stock appreciation rights (“SARs”) were granted during fiscal 2003.

Option/ SAR Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates of
		% of Total			Stock Price
		Options			Appreciation for
	Options	Granted to	Exercise or		Option Term
	Granted(1)	Employees in	Base Price	Expiration
Name	(#)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Thomas C. Cigarran	30,000	3.92%	$18.74	2/12/2013	$353,565	$896,002
	30,000	3.92	$35.01	8/27/2013	660,528	1,673,908
Ben R. Leedle, Jr.	150,000	19.58	$35.01	8/27/2013	3,302,640	8,369,539
Robert E. Stone	20,000	2.61	$35.01	8/27/2013	440,352	1,115,938
Donald B. Taylor	25,000	3.26	$35.01	8/27/2013	550,440	1,394,923
Mary A. Chaput	20,000	2.61	$35.01	8/27/2013	440,352	1,115,938

(1)	All options granted to the Named Executive Officers vest at the rate of 25% per year over a four year period beginning on the date of the grant. If there is a change in control or a potential change in control (as defined in the 1996 Plan or the Amended and Restated 2001 Stock Option Plan (the “2001 Plan”)), any stock options which are not then exercisable, in the discretion of the Board, may become fully exercisable and vested, and stock options will, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price, as defined in the 1996 Plan or 2001 Plan, as applicable.

Option Exercises and Year End Value Table

      The following table provides information as to options exercised by the Named Executive Officers during fiscal 2003. None of the Named Executive Officers has held or exercised separate SARs. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of the record date. Also reported are the values for “in the money” options, which represent the positive spread between the exercise price of existing stock options and the fiscal year end price of the Company’s Common Stock.

					Value of Unexercised
					In-the-Money
			Number of Unexercised		Options at Fiscal
	Number of		Options at Fiscal Year End		Year End($)(1)
	Shares
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas G. Cigarran	90,000	$2,733,902	220,000	195,000	$6,414,875	$3,343,050
Ben R. Leedle, Jr.	0	0	77,313	305,625	1,769,909	2,989,031
Robert E. Stone	0	0	108,120	66,501	3,362,640	1,150,217
Donald B. Taylor	0	0	17,500	77,500	446,500	902,750
Mary A. Chaput	0	0	23,750	91,250	391,713	1,176,538

(1)	Based upon the 4:00 p.m. closing bid price of the Company’s Common Stock on The Nasdaq Stock Market on August 29, 2003 of $35.08 per share.

Directors Compensation

      Directors who are officers or employees of the Company receive no compensation, as such, for serving as members of the Board.

      During fiscal 2003, directors who were not officers or employees of the Company (“Outside Directors”) each received (i) a $20,000 annual cash retainer; and (ii) pursuant to the 1996 Plan, a restricted stock award of Common Stock with a fair market value (as defined in the 1996 Plan) of $11,792, which was awarded on the date of the 2003 Annual Meeting of Stockholders.

      The dollar value of the annual restricted stock award to Outside Directors under the 1996 Plan is adjusted annually by the percentage change from the previous year in the Consumer Price Index, Urban Wage Earners and Clerical Workers (1982-1984=100), All Cities Average (the “Consumer Price Index”); provided, however, the annual increase shall in no event be more than 6%.

      Beginning in fiscal 2003, in addition to the cash retainer and restricted stock discussed above, committee chairmen will receive $4,500 for each Audit Committee meeting attended and $4,000 for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended. Other Outside Directors will receive $2,500 for each Audit Committee meeting attended and $2,000 for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended.

      If the amendments to the 1996 Plan as set forth in Proposal No. 2 are approved by the stockholders at the Annual Meeting, Outside Directors will no longer receive an annual grant of restricted stock and will instead receive an option to purchase up to 15,000 shares of Common Stock upon their initial election or appointment to the Board of Directors and an option purchase up to 5,000 shares of Common Stock annually thereafter. Mr. Ballantine and Dr. Bisgard were each appointed to the Board of Directors in June 2003 and were each granted an option to purchase 15,000 shares of Common Stock, subject to stockholder approval of the amendments to the 1996 Plan set forth in Proposal No. 2. In addition, the Outside Directors, other than Mr. Ballantine and Dr. Bisgard, will each receive on the date of the Annual Meeting an option to purchase 5,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on September 2, 2003, subject to stockholder approval of the amendments to the 1996 Plan set forth in Proposal No. 2.

      Prior to fiscal 2002, Henry Herr was an executive officer and director of the Company and served as chief financial officer. During fiscal 2003, Mr. Herr served as a part-time employee of the Company, providing it with advisory services with respect to ongoing business issues and special projects, and was paid $108,333 pursuant to an Employment Agreement dated November 20, 2001, between Mr. Herr and the Company.

Employment Agreements

      The Company has employment agreements with all of its executive officers. The employment agreements, as amended and restated, with Mr. Cigarran, the Company’s Chairman and Chief Executive Officer for fiscal 2003, and Mr. Stone, the Company’s Executive Vice President, currently expire in August 2005, but contain a provision that automatically extends the term for one year on each successive anniversary date of the agreements (so that the term on such anniversary date will always be three years) unless canceled by the Company. In addition, the agreements are renewable for an additional five years at each executive’s option upon the acquisition (as defined in the agreements) of the Company by an unrelated third party and provide that upon such an acquisition the executive may resign and receive up to 30 months of his base salary in a lump sum payment. The agreements provide that if the Company elects not to extend the executive’s employment or to otherwise terminate the executive without just cause as defined in the agreements, the executive will receive his base salary, reduced by any salary earned by the executive from another employer, plus certain benefits for a period of the greater of two years or the remaining term of the respective agreement. The agreements also provide for certain payments upon the disability of the executive and require the Company to purchase a term life insurance policy on each executive’s life in a minimum amount of $500,000 which is payable to the executive’s estate or beneficiaries upon his death. The agreements contain restrictive provisions relating to the use of confidential information and competing against the Company within one year after termination of the executive’s employment. The agreements expire in all respects on the date the executive becomes 65 years of age. Effective September 1, 2003, Mr. Cigarran retired as Chief Executive Officer of the Company but continues to be employed by the Company as Chairman.

      The Company’s employment agreement with Mr. Leedle, the Company’s President and Chief Operating Officer for fiscal 2003, currently expires in August 2005, but contains a provision that automatically extends the term for one year on each successive anniversary date of the agreement (so that the term of the agreement will always be three years) unless canceled by the Company. The agreement provides that if the Company terminates the employment of Mr. Leedle without just cause (as defined in the agreement), or if Mr. Leedle terminates the agreement for good reason (as defined in the agreement) within 12 months following a change in control of the Company, he will receive his base salary, reduced by any salary earned from another employer, plus certain benefits for the greater of two years or the remaining term of the agreement. In addition, the agreement provides that if Mr. Leedle terminates the agreement for any reason within 12 months following a change in control of the Company, he will receive his base salary, reduced by any salary earned from another employer, for one year. The agreement also provides for certain payments upon the disability of the executive. The agreement contains restrictive provisions relating to the use of confidential information and competing against the Company during the period while any amounts are being paid to executive and for a period of one year thereafter. The agreement expires in all respects on the date the executive becomes 65 years of age.

      The Company’s employment agreement with Mr. Taylor, the Company’s Executive Vice President of Business Development for fiscal 2003, expires in February 2004 but contains a provision that automatically extends the term for one year on each successive anniversary date of the agreement (so that the term of the agreement will always be one year) unless canceled by the Company. The agreement provides that if Mr. Taylor is terminated without just cause (as defined in the agreement) or if the Company elects not to extend Mr. Taylor’s employment, he will receive his base salary plus certain benefits for the greater of one year or the remaining term of the agreement. If Mr. Taylor terminates the agreement for any reason within 12 months following a change in control of the Company, he will receive his base salary plus certain benefits for the greater of one year or the remaining term of the agreement. The agreement contains restrictive provisions relating to the use of confidential information and competing against the Company during the period while any amounts are being paid to Mr. Taylor and for a period of one year thereafter. The agreement expires in all respects on the date Mr. Taylor becomes 65 years of age.

      The Company’s employment agreement with Ms. Chaput, the Company’s Executive Vice President and Chief Financial Officer, currently expires in September 2004, but contains a provision that automatically extends the term for one year on each successive anniversary date of the agreement (so that the term of the agreement will always be two years) unless canceled by the Company. The agreement provides that if Ms. Chaput is terminated without just cause (as defined in the agreement) or if the Company elects not to extend Ms. Chaput’s employment she will receive her base salary plus certain benefits for the greater of one year or the remaining term of the agreement. If Ms. Chaput terminates the agreement for any reason within

12 months following a change in control of the Company, she will receive her base salary plus certain benefits for the greater of two years or the remaining term of the agreement. The agreement contains restrictive provisions relating to the use of confidential information and competing against the Company during the period while any amounts are being paid to Ms. Chaput and for a period of one year thereafter. The agreement expires in all respects on the date Ms. Chaput becomes 65 years of age.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2003, the Compensation Committee of the Board of Directors was composed of Messrs. Ehmann and Ballantine, Dr. Bisgard, Dr. Neel and, for part of the year, Mr. Koldyke. Mr. Ballantine and Dr. Bisgard were appointed to the committee in June 2003, replacing Mr. Koldyke. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable Commission regulations.

Compensation Committee Report

      The Compensation Committee of the Company’s Board of Directors makes decisions on compensation of the Company’s executive officers. Each member of the Compensation Committee is independent as defined by applicable law and the NASDAQ listing standards. It is the responsibility of the Compensation Committee to determine whether in its judgment the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its stockholders.

Compensation Philosophy and Policies for Executive Officers

      The Compensation Committee believes that the primary objectives of the Company’s executive compensation policies should be:

•	to attract and retain talented executives by providing compensation that is, overall, highly competitive with the compensation provided to executives at companies of comparable position in the health care services industry, while maintaining compensation within levels that are consistent with the Company’s annual budget, financial objectives and operating performance;

•	to provide appropriate incentives for executives to work toward the achievement of the Company’s annual financial performance and business goals based on the Company’s annual budget; and

•	to more closely align the interests of executives with those of stockholders and the long-term interests of the Company by providing long-term incentive compensation in the form of non-qualified stock options or other equity based long term incentive compensation.

      The Compensation Committee believes that the Company’s executive compensation policies should be reviewed annually in light of the Company’s financial performance, its annual budget and its position within the health care services industry, as well as the compensation policies of similar companies in the health care services industry. The compensation of individual executives should then be reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

      In reviewing the comparability of the Company’s executive compensation policies, the Compensation Committee periodically reviews executive compensation for other comparable companies. Some of the comparable companies the Compensation Committee reviews are included among the composite group used in the Performance Graph presented in this proxy statement, consisting of the Center for Research in Security Prices Index (“CRSP”) for NASDAQ Stock Market and the CRSP Index for NASDAQ Health Services Stocks. In light of factors that are unique to the Company, the Compensation Committee believes that, while the Company competes generally with such other health care service companies, the position of the Company as a leading provider of disease management and care enhancement services for health plans in the United States provides unique circumstances. These differences are important factors that the Compensation Committee expects to consider in determining executive compensation and in analyzing comparable financial performance.

      The Compensation Committee believes that in addition to corporate performance, it is appropriate in setting and reviewing executive compensation to consider the level of experience and responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Qualitative factors such as leadership skills, analytical skills, organization development, public affairs and civic involvement are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Compensation Committee.

Compensation of Named Executive Officers

      The Compensation Committee believes that the compensation of executive officers should be comprised of base compensation, annual incentive compensation and intermediate and long-term compensation and has applied the policies described herein to fiscal 2003 compensation for executive officers as described below.

      Base Compensation. In determining whether an increase in base compensation for the executive officers was appropriate for fiscal 2003, the Compensation Committee reviewed recommendations of management and consulted with the Chief Executive Officer. The Compensation Committee determined on the basis of discussions with the Chief Executive Officer, its experience in business generally and with the Company specifically what it viewed to be appropriate levels of base compensation after taking into consideration the contributions of each executive and the performance of the Company. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors it applied in reaching its base compensation decisions. The minimum increase mandated by employment agreements with the Company’s executive officers is the annual CPI increase.

      Annual Incentive Compensation. The Compensation Committee believes that compensation should primarily be linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee for fiscal 2003 relied on cash bonuses awarded under the Annual Incentive Compensation Plan under which cash awards could be earned by the executive officers based upon a comparison of actual earnings per share of the Company and targeted earnings per share approved by the Compensation Committee for fiscal 2003 at the beginning of the fiscal year.

      Intermediate and Long-Term Incentive Compensation. Stock options, contributions under the Company’s 401(k) Plan and contributions under the Company’s Capital Accumulation Plan are the principal vehicles for payment of intermediate and long-term compensation. The 401(k) Plan, which is based on a calendar year, provides for a matching contribution by the Company of 52% of the participant’s voluntary salary contributions with the Company’s contribution limited to the lesser of 3.12% of the executive officer’s salary and an annual maximum Company contribution of $12,000, based on a maximum voluntary salary contribution established by the U.S. Department of Labor. Approximately 29% of this matching contribution is in the form of Company Common Stock. All matching Company contributions to the 401(k) Plan vest immediately for each executive officer and are payable pursuant to the provisions of the 401(k) Plan.

      Under the Company’s Capital Accumulation Plan, which is based on a calendar year, the Company makes contributions to the Capital Accumulation Plan on behalf of the executive officers that for calendar 2003 are based on (a) the executive officer’s voluntary salary deferrals into the Capital Accumulation Plan and (b) performance against targeted Company earnings per share for fiscal 2003 established prior to the start of the Capital Accumulation Plan year by the Compensation Committee. The portion of the Company’s contribution that is based on the executive officer’s voluntary salary deferrals provides that to the extent the executive officer cannot defer at least 6% of his/her base salary under the 401(k) Plan because of U.S. Department of Labor maximum contribution limits, then the executive officer can defer the difference between his/her actual deferral and 6% of his/her annual base salary into the Capital Accumulation Plan, and the Company will provide a matching contribution of 52% of the amount deferred. Each executive officer is also eligible to contribute up to an additional 4% of base salary into the Capital Accumulation Plan but no matching contribution will be made by the Company for this portion of the salary deferral.

      With respect to the portion of the Capital Accumulation Plan contribution that is based on performance criteria for fiscal 2003 established by the Compensation Committee, executive officers were eligible to receive a Company contribution of between 3.5% and 18.5% of base salary for calendar 2003, provided that a minimum level of Company earnings per share for fiscal 2003 were attained. Awards are made as of December 31 of each year but are based on performance criteria for the fiscal year ended August 31 during that year. Therefore, the actual performance award under the Capital Accumulation Plan credited to executive officers during fiscal 2003 was an award of 18.5% of base salary earned during calendar 2002 based on performance during the fiscal year ended August 31, 2002. In addition, executive officers still employed by the Company as of December 31, 2003, will receive an award of 18.5% of base salary during that calendar year based on actual earnings per share achieved by the Company for fiscal 2003.

      The Company’s contributions to the Capital Accumulation Plan vest equally over four years, and vested amounts are paid out upon the earliest of (1) one year following an executive’s termination of employment, (2) retirement or (3) upon a date selected at the beginning of each Capital Accumulation Plan year by the executive, but in no event will this selected date be earlier than four years from the beginning of the Capital Accumulation Plan year. Capital Accumulation Plan account balances earn interest at a rate equal to the prevailing prime rate of interest plus 1% as of November 1 of each year for the succeeding calendar year.

      The Compensation Committee considers that an integral part of the Company’s executive compensation program is an equity-based compensation plan which aligns executives’ long-range interests with those of the stockholders. This long-term incentive program is principally reflected in the 1991 Employee Stock Incentive Plan (the “1991 Plan”), the 1996 Plan and the 2001 Plan.

      The Company has no set policy as to when stock options should be awarded, although historically the Company has awarded stock options to its executive officers annually. The Committee believes that the Company should continue to make it a part of its regular executive compensation policies to consider granting awards of non-qualified stock options to executive officers to provide long-term incentives as part of the compensation package that is reviewed annually for each executive officer. The Company’s stock option agreements generally have provided that the exercise price of each stock option was the average of the closing bid price of the Company’s Common Stock on the first five trading days of the month in which the options were granted; each grant was subject to vesting conditions established at the date of the grant; and stock options vested on an equal basis over a period of four years. Effective July 2003, the exercise price of each stock option granted to executive officers is equal to the closing bid price on the date of grant. The Committee’s policy is that the material terms of stock options for executive officers should not be amended after grant.

      The Committee believes that long-term stock-based incentive compensation should be structured so as to closely align the interests of the executive officers with the interests of the Company’s stockholders and, in particular, to provide only limited value (if any) in the event that the Company’s stock price fails to increase over time. The Committee determines the award of stock option grants to the executive officers and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term stock-based incentive compensation to the other executive officers. These stock options are granted in part to reward the senior executives for their long-term strategic management of the Company and to motivate the executives to improve stockholder value by increasing this component of their compensation package, and reflect the Committee’s objective to provide a greater portion of compensation for executives in the form of long-term equity-linked awards.

Compensation of Chief Executive Officer

      The Committee believes that the compensation of the Chief Executive Officer is consistent with its general policies concerning executive compensation and is appropriate in light of the Company’s financial objectives and performance. Awards of intermediate and long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other intermediate and long-term incentive awards.

      In reviewing and approving Mr. Cigarran’s fiscal 2003 compensation, the Compensation Committee subjectively took into account the Company’s performance in fiscal 2002 as well as the Company’s progress in developing its disease management and care enhancement business. In light of these factors, the Compensation Committee determined that Mr. Cigarran would receive an increase in his annual base compensation of 8.75%. Mr. Cigarran received an Annual Incentive Compensation plan award for fiscal 2003 of 35.5% of base salary based on achievement of the same actual earnings per share performance compared to targeted earnings per share for fiscal 2003 as for other executive officers. Mr. Cigarran also received a Company performance contribution pursuant to the Capital Accumulation Plan for calendar 2002 equal to 18.5% of his base salary during that period of time (in addition to the fixed matching contribution required thereunder) and will receive a Company performance award pursuant to the Capital Accumulation Plan equal to 18.5% of his base salary earned during calendar 2003 (this award will not be contributed to his account until December 31, 2003); a matching contribution of $6,757 to the Company’s 401(k) Plan on his behalf for the period September 1, 2002 through August 31, 2003; and long-term stock-based incentives granted during February 2003 and August 2003, respectively, in the form of an option to purchase 30,000 shares and 30,000 shares, respectively, of the Company’s Common Stock at an exercise price of $18.74 and $35.01 per share, respectively.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and four other most highly compensated executive officers. Under IRS regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee is unable to determine at this time whether any of the executive compensation arrangements for fiscal 2003 will result in the loss of a tax deduction pursuant to Section 162(m). The Committee will continue to monitor the application of Section 162(m) to executive compensation.

Respectfully submitted,

Frank A. Ehmann, Chairman
John W. Ballantine
Jay Cris Bisgard, M.D.
C. Warren Neel

Audit Committee Report

      The Audit Committee of the Board of Directors is composed of four directors who are independent directors as defined under the applicable law and NASDAQ listing standards. In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2003, the Audit Committee met eleven times. The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer of the Company and the Company’s independent auditors prior to public release of that information.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and disclosure controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

      The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements.

      The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended August 31, 2003 with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the audit examination of those statements.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2003, for filing with the Commission.

      The Board of Directors has adopted a Restated Charter of the Audit Committee. The Audit Committee reviews and reassesses the adequacy of the Restated Charter annually.

Respectfully submitted,

William C. O’Neil, Chairman
Frank A. Ehmann
Martin J. Koldyke
John W. Ballantine

Performance Graph

      The following graph compares the total stockholder return of $100 invested on August 31, 1998 in (a) the Company, (b) the CRSP Index for NASDAQ Stock Market (U.S. Companies) (“NASDAQ U.S. Stocks”) and (c) the CRSP Index for NASDAQ Health Services Stocks (“NASDAQ Health Services”), assuming the reinvestment of all dividends.

	8/31/98	8/31/1999	8/31/2000	8/31/2001	8/30/2002	8/29/2003

AMHC	100.0	89.2	80.0	420.0	341.4	701.6
NASDAQ U.S. Stocks	100.0	109.6	116.1	155.7	134.7	175.2
NASDAQ Health Services	100.0	185.5	284.0	121.5	89.2	122.9

Notes:

A. The lines represent annual index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.00 on August 31, 1998.

PROPOSAL NO. 2

AMENDMENTS TO THE 1996 STOCK INCENTIVE PLAN

      The Board of Directors has approved and recommends that its stockholders approve amendments to the 1996 Plan to (i) increase the number of shares of Common Stock available for issuance under the 1996 Plan by 500,000 shares, for a total of 3,870,000 shares subject to option thereunder and (ii) provide that future awards to Outside Directors be in the form of non-qualified stock options instead of restricted stock.

      The status of the options outstanding and available for grant under the Company’s various stock option plans as of December 1, 2003 is as follows:

		Shares
	Shares Subject to	Available for
Plan	Outstanding Options	Option Grants

1991 Plan	167,733	0
1996 Plan	2,330,646	93,357
2001 Plan	882,189	6,449
Outside Directors Plan	12,946	0

      Stock options have been granted pursuant to the 1991 Plan, the 1996 Plan, the 2001 Plan and the 1991 Stock Option Plan for Outside Directors (the “Outside Directors Plan”) to the Company’s key employees and directors to provide them with additional incentive to contribute to the best interests of the Company by aligning their interests with the interests of the Company’s stockholders. Of all the options granted under the 1996 Plan, approximately 62% of the options granted were granted to key employees other than executive officers. Approximately 320 employees currently own stock options.

      The Board of Directors and management of the Company believe that it is important to grant stock options annually to its key employees and also to grant options to newly hired key employees. The Company believes that its competitive advantage is primarily the result of the knowledge, experience and commitment of its key employees, many of whom have been employed by the Company for several years. The Board of Directors has reviewed the Company’s stock incentive program and has concluded that the level of stock incentive program grants is appropriate for and consistent with the Company’s current growth strategy. This growth strategy will necessitate additions to the Company’s management as well as promotions of existing management. Stock incentives are an essential and common element in the management market in which the Company must compete to hire and retain the quality of leadership needed to support the Company’s long-term objectives. Over the past several years the Company’s stock incentives have been distributed to a broad spectrum of its management, with approximately 62% of all awards under the 1996 Plan going to key employees other than executive officers of the Company.

      In performing its review of the Company’s historical use of stock incentives, the Board of Directors found that its option grants per year as a percentage of outstanding stock was well within the range of comparable companies. In addition, while the Company’s level of outstanding options plus reserved options may appear somewhat high under some broad comparative measures, it is not inconsistent with comparable companies with a high concentration of their capital invested in human assets as opposed to physical assets. The Board of Directors’ analysis of its stock incentive programs compared to other companies also reflected that its current level of outstanding options resulted from a relatively low rate of option exercises by employees as well as a relatively low turnover rate for key employees. In addition, the relatively low turnover rate has meant that fewer options have been cancelled and returned to the pool of available options. The Board of Directors believes that the low rate of option exercises and low turnover rate reflect the confidence held by the Company’s key employees in the future success of the Company’s strategy.

      As a result of its analysis, the Board of Directors believes that the Company must increase the number of shares available for issuance under the Company’s 1996 Plan on an aggregate basis.

      Accordingly, on November 17, 2003, the Company’s Board of Directors adopted a resolution amending the 1996 Plan, subject to stockholder approval, to increase the number of shares authorized for issuance thereunder by 500,000. The proposed 500,000-share increase will assure that a sufficient reserve of Common Stock will be available under the 1996 Plan to attract and retain the services of employees essential to the Company’s long-term growth and financial success. If the amendment as proposed is approved, there will be 3,870,000 shares available for issuance under the 1996 Plan, of which 51,208 shares of restricted stock and options for 2,279,438 shares will be outstanding; options for 945,997 shares authorized under this Plan have been exercised since adoption of the 1996 Plan.

      On November 17, 2003, the Board of Directors also amended the 1996 Plan, subject to stockholder approval, to provide that future awards to Outside Directors as part of their annual compensation for serving as directors of the Company be in the form of non-qualified stock options instead of restricted stock. The Board of Directors believes that granting options to Outside Directors will better link their compensation to the long-term interests of the Company and its stockholders.

      A copy of the proposed amendments to the 1996 Plan is attached as Exhibit A to this Proxy Statement.

      The amendments to the 1996 Plan require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to be cast at the meeting, assuming a quorum is present. The Board recommends that stockholders vote FOR this proposal. Unless contrary instructions are received, shares of Common Stock of the Company represented by duly executed proxies will be voted in favor of approval of the amendment to the 1996 Plan.

Summary of Material Provisions of the 1996 Plan

      The following is a summary of the material provisions of the 1996 Plan, as proposed to be amended:

      Shares. The 1996 Plan authorizes the issuance of up to 3,870,000 shares of the Company’s Common Stock. Shares awarded under the 1996 Plan may consist, in whole or in part, of any combination of authorized and unissued shares of Common Stock or treasury shares. If shares subject to an option under the 1996 Plan cease to be subject to such option, or if shares awarded under the 1996 Plan are forfeited, or otherwise terminate without a payment being made to the participant in the form of Common Stock and without the payment of any dividends thereon, such shares will again be available for future distribution under the 1996 Plan.

      Participation. Awards may be made to key employees, including officers, and consultants of the Company, its subsidiaries and affiliates, but (except for grants of options to Outside Directors as described below) may not be granted to any director who is a member of the Committee administering the 1996 Plan or to any other director unless the director is also a regular employee of the Company, its subsidiaries or affiliates. No employee is eligible for awards relative to shares of Common Stock which exceed 225,000 shares in any year. The number of officers and other key employees currently eligible for awards pursuant to the 1996 Plan is approximately 380.

      Subject to stockholder approval, beginning in fiscal year 2003, as part of their compensation for serving as directors of the Company, Outside Directors receive an option to purchase up to 15,000 shares of Common Stock upon their initial election or appointment to the Board of Directors and an option to purchase up to 5,000 shares of Common Stock annually after the initial year. There are currently six Outside Directors eligible to participate in the 1996 Plan.

      Administration. The 1996 Plan is administered by a Committee of no less than two disinterested individuals appointed by the Board of Directors, which Committee is currently the Compensation Committee; provided, however, that awards to Outside Directors will be administered by the Board of Directors.

      Awards Under the Plan. The Compensation Committee has the authority to grant the following types of awards to officers and key employees under the 1996 Plan: (1) Stock Options, (2) SARs, (3) Restricted Stock, and (4) Other Stock-Based Awards.

1. Stock Options. Incentive stock options (“ISO”) and non-qualified stock options may be granted for such number of shares of Common Stock as the Compensation Committee will determine and may be granted alone, in conjunction with, or in tandem with, other awards under the 1996 Plan, but subject to the per person limitation on awards.

A stock option will be exercisable at such times and subject to such terms and conditions as the Compensation Committee will determine and over a term to be determined by the Compensation Committee, which term will be no more than ten years after the date of grant. The option price for any ISO will not be less than 100% (110% in the case of certain 10% stockholders) of the fair market value of the Common Stock as of the date of grant and for any non-qualified stock option will be not less than 100% of the fair market value of the Common Stock as of the date of grant.

2. Stock Appreciation Rights. SARs may be granted in conjunction with all or part of a stock option and will be exercisable only when the underlying stock option is exercisable. Once a SAR has been exercised, the related portion of the stock option underlying the SAR will terminate.

Upon the exercise of a SAR, the Company will pay to the employee in cash, Common Stock, or a combination thereof (the method of payment to be at the discretion of the Compensation Committee), an amount of money equal to the excess between the fair market value of the stock on the exercise date and the option exercise price, multiplied by the number of SARs being exercised.

In addition to the foregoing SARs, the Compensation Committee may grant limited SARs which will be exercisable only in the event of a change in control or potential change in control of the Company, as defined in the 1996 Plan. In awarding SARs or limited SARs, the Compensation Committee may provide that in the event of a change in control or potential change in control, SARs or limited SARs may be cashed out on the basis of the change in control price, as defined in the 1996 Plan.

3. Restricted Stock. Restricted stock may be granted alone, in conjunction with, or in tandem with, other awards under the 1996 Plan and may be conditioned upon the attainment of specific performance goals or such other factors as the Compensation Committee may determine. The provisions attendant to a grant of restricted stock may vary from participant to participant.

In making an award of restricted stock, the Compensation Committee will determine the periods during which the stock is subject to forfeiture, which restriction period shall not be less than three (3) years, and may grant such stock at a purchase price equal to or less than the par value of the Common Stock.

During the restriction period, the recipient may not sell, transfer, pledge or assign the restricted stock. The certificate evidencing the restricted stock will remain in the possession of the Company until the restrictions have lapsed.

4. Other Stock-Based Awards. The Compensation Committee may also grant other types of awards that are valued, in whole or in part, by reference to or otherwise based on the Common Stock. These awards may be granted alone, in addition to, or in tandem with, stock options, SARs and restricted stock. Such awards will be made upon terms and conditions as the Compensation Committee may in its discretion provide, provided that, with the exception of awards not exceeding ten percent (10%) of the total number of shares of Common Stock authorized under the 1996 Plan which may be granted for any reason whatsoever, the Compensation Committee may not grant Other Stock-Based Awards to officers and directors of the Company unless such awards are granted expressly in lieu of salary and cash bonuses otherwise payable to the officers and/or directors.

      Annual Grants of Stock Options to Outside Directors. If the amendment to the 1996 Plan is approved by stockholders, as part of the compensation to Outside Directors for serving as directors of the Company, the 1996 Plan provides that upon their initial election or appointment to the Board of Directors, the Outside Directors will receive an option to purchase up to 15,000 shares of Common Stock, the amount of shares to be determined by the Board of Directors. After the initial year and for each year thereafter for so long as such Outside Director is serving on the Board of Directors, such Outside Director will receive an option to purchase up to 5,000 shares of Common Stock, the amount of shares to be determined by the Board of Directors. The options granted to the Outside Directors vest as follows: One-third ( 1/3) of the options will vest on the date of grant, one-third ( 1/3) will vest on the first anniversary of the date of grant and one-third ( 1/3) will vest on the second anniversary of the date of grant. Outside Directors are not otherwise eligible to receive awards under the 1996 Plan.

      Change in Control Provisions. If there is a change in control or a potential change in control, any SARs and stock options, which are not then exercisable, in the discretion of the Board of Directors, will become fully exercisable and vested. Similarly, the restrictions applicable to restricted stock and other stock-based awards will lapse and such shares and awards will be deemed fully vested. Stock options, SARs, limited SARs, restricted stock and other stock-based awards, will, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price described below. All restrictions imposed on restricted stock granted to Outside Directors will expire upon a change in control.

      The change in control price will be the highest price per share paid in any transaction reported on The Nasdaq Stock Market, or paid or offered to be paid in any bona fide transaction relating to a potential or actual change in control of the Company, at any time during the immediately preceding 60 day period as defined by the Compensation Committee. A change in control occurs if (1) any person becomes a beneficial owner, directly or indirectly, of 35% or more of the total voting stock of the Company (subject to certain exceptions), (2) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination or similar transaction, less than a majority of the combined voting power of the then outstanding securities of the Company are held in the aggregate by the holders of Company securities entitled to vote generally in the election of directors immediately prior to such transaction, or (3) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof. A potential change in control means (1) approval by the stockholders of an agreement which, if completed, would constitute a change in control, or (2) the acquisition by a person of 5% or more of the total voting stock of the Company and the adoption by the Board of Directors of a resolution that a potential change in control, as defined in the 1996 Plan, has occurred.

      Amendment. The 1996 Plan may be amended by the Board of Directors, except that the Board of Directors may not, without the approval of the Company’s stockholders, increase the total number of shares reserved for the purposes of the 1996 Plan, materially increase the benefits accruing to participants under the 1996 Plan, or materially modify the requirements as to eligibility for participation in the 1996 Plan. The Committee is also prohibited from modifying any options to specify a lower exercise price or accept the surrender of outstanding options and authorize the grant of new options in substitution therefor at a lower price. In addition, the provisions of the 1996 Plan relating to grants to Outside Directors may not be amended more than once every six months except to comply with changes in the Code, and the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

      Adjustment. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other changes in the Company’s structure affecting the Common Stock, appropriate adjustments will be made by the Compensation Committee, in its sole discretion, in the number of shares reserved under the 1996 Plan and in the number of shares covered by options and other awards then outstanding under the 1996 Plan and, where applicable, the exercise price for awards under the 1996 Plan.

      Federal Income Tax Aspects with Respect to Stock Options and Restricted Stock Awards. The following is a brief summary of the federal income tax aspects of stock options and restricted stock awards made under the 1996 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

1. Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an ISO. If Common Stock is issued to a participant pursuant to the exercise of an ISO, and if the participant does not dispose of the shares within two years of the date of grant or within one year after the transfer of the shares to the participant (a “disqualifying disposition”), then: (a) upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain, and any loss sustained will be a capital loss, and (b) no deduction will be allowed to the Company for federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.

If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally: (a) the participant will recognize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (b) the Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant’s employment, the option will generally be taxed as a non-qualified stock option.

2. Non-qualified Stock Options. With respect to non-qualified stock options: (a) no income is recognized by the participant at the time the option is granted; (b) generally upon exercise of the option, the participant recognizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a tax deduction in the same amount; and (c) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

3. Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock, and the participant’s holding period for such stock will begin on that date. However, under Section 83(b) of the Code, a participant may elect, within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a capital loss in an amount equal to the purchase price of the forfeited shares regardless of whether the participant made a Section 83(b) election. A participant making the Section 83(b) election will have no further tax consequences at the time the stock is no longer subject to forfeiture, and the participant’s holding period for the stock will begin on the grant date.

      Term of Plan. No awards may be granted pursuant to the 1996 Plan on or after October 25, 2011.

Options Granted Under the 1996 Plan

      Because awards under the 1996 Plan are made at the discretion of the Compensation Committee, the benefits that will be awarded under the 1996 Plan are not currently determinable.

Equity Compensation Plans

      The following table summarizes information concerning the Company’s equity compensation plans at August 31, 2003:

			Number of Shares
			Remaining Available
			for Future
			Issuance Under
	Number of Shares		Equity Compensation
	to be Issued	Weighted-Average	Plans (Excluding
	Upon Exercise of	Exercise Price of	Shares Reflected
Plan Category	Outstanding Options	Outstanding Options	in First Column)

Equity compensation plans approved by stockholders	3,278,951	$15.78	325,727
Equity compensation plans not approved by stockholders	0	—	0

Total	3,278,951	$15.78	325,727

PROPOSAL NO. 3

AMENDMENT TO

CERTIFICATE OF INCORPORATION TO INCREASE
AUTHORIZED SHARES OF COMMON STOCK

      On November 17, 2003, the Board of Directors unanimously approved and directed that the stockholders consider an amendment to Paragraph FOURTH of the Company’s Certificate of Incorporation. The amendment to Paragraph FOURTH would increase the number of authorized shares of Common Stock from 40,000,000 to 75,000,000. If this proposal is approved by the stockholders at the Annual Meeting, the amendment to Paragraph FOURTH will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which filing is expected to take place shortly after the Annual Meeting. The Board of Directors believes that it is in the best interests of the Company and all of its stockholders to amend the Certificate of Incorporation.

      Except as set forth below, the relative rights of the holders of Common Stock under the Certificate of Incorporation would remain unchanged. The first sentence of Paragraph FOURTH of the Certificate of Incorporation, as amended by the proposed amendment, is set forth below. The remainder of Paragraph FOURTH will remain unchanged.

“FOURTH. The aggregate number of shares of capital stock the Corporation is authorized to issue is 80,000,000 shares, of which 75,000,000 shares shall be Common Stock, par value $.001 per share (the “Common Stock”), and 5,000,000 shares shall be preferred stock, par value $.001 per share (the “Preferred Stock”), of which 750,000 shares are designated as Series A Preferred Stock (the “Series A Preferred Stock”).

      As of December 1, 2003, there were 15,962,840 shares of Common Stock issued and outstanding, 2,330,646 shares subject to options awarded under the 1996 Plan, 167,733 shares subject to options awarded under the 1991 Plan, 882,189 shares subject to options awarded under the 2001 Plan and 12,946 shares subject to options awarded under the Outside Directors Plan. Since August 31, 2000, the Company has issued 1,663,503 shares of Common Stock in connection with acquisitions. On November 17, 2003, the Board of Directors declared a two-for-one stock split in the form of a stock dividend payable on December 19, 2003 to stockholders of record on December 5, 2003. After giving effect to the stock split, as of December 1, 2003, the Company will have 8,074,320 shares of Common Stock available for issuance.

      The Board of Directors believes that with the current level of authorized capital stock, the Company is constrained in its ability to pursue strategies intended to support its planned growth and to enhance stockholder value. The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Company the necessary flexibility to issue Common Stock in connection with stock dividends and splits, acquisitions, equity financings and for other general corporate purposes.

      Future issuances of Common Stock would be at the discretion of the Board of Directors without the expense and delay incidental to obtaining stockholder approval, except as may be required by applicable law or by the rules of any stock exchange or market on which the Company’s securities may then be listed or authorized for quotation. For example, The Nasdaq Stock Market, on which the Common Stock is authorized for quotation, currently requires stockholder approval as a prerequisite to listing shares in several instances, including in connection with acquisitions where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock outstanding by 20% or more.

      Holders of Common Stock have no preemptive rights to subscribe to any additional securities of any class that the Company may issue. The amendment to the Certificate of Incorporation is not being proposed in response to any effort known by management to acquire control of the Company.

      The amendment to the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to be cast at the meeting, assuming a quorum is present. The Board of Directors recommends a vote FOR approval of the amendment to the Certificate of Incorporation.

COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to the Company, the Company believes that during the fiscal year ended August 31, 2003, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except for late Form 4 filings made by Mr. Cigarran, Mr. Leedle, Mr. Stone, Mr. Taylor, Ms. Chaput, Ms. Mary Hunter and Mr. Alfred Lumsdaine in October 2003 each relating to one transaction in August 2003; late Form 4 filings made by Mr. Ehmann, Mr. Koldyke and Mr. O’Neil in March 2003 each relating to one transaction in January 2003; a late Form 4 filing made by Dr. Neel in March 2003 relating to one transaction in July 2001 and one transaction in January 2003; a late Form 4 filing made by Mr. Koldyke in October 2003 relating to a total of four transactions which occurred in January 2002, April 2002, December 2002 and January 2003; and a late Form 3 filing made by Mr. Matthew Kelliher in October 2003 relating to one transaction in September 2003.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      Ernst & Young LLP, which was the Company’s independent accountant for fiscal 2003, has been selected by the Audit Committee as the independent public accountant of the Company for the 2004 fiscal year. Ernst & Young LLP’s report on the financial statements of the Company for the fiscal year ended August 31, 2003 contains no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal year ended August 31, 2003, there had been no disagreement between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its report. Deloitte & Touche LLP was the Company’s independent accountant for fiscal 2002. On November 26, 2002, the Audit Committee dismissed Deloitte & Touche LLP as the independent public accountant for fiscal 2003 and approved the appointment of Ernst & Young LLP as its new independent accountants for fiscal 2003. Deloitte & Touche LLP’s report on the financial statements of the Company for the fiscal years ended August 31, 2002 and August 31, 2001 contains no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal years ended August 31, 2002 and 2001 and through November 26, 2002, (i) there had been no disagreement between the Company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreement in connection with its reports, and (ii) there were no reportable events as defined in Item 304(a)(1)(v)(A)-(D) of Regulation S-K.

      The Company requested that Deloitte & Touche LLP furnish a letter addressed to the Commission stating whether or not Deloitte & Touche LLP agreed with certain of the above statements. The Company filed a copy of such letter, in which Deloitte & Touche LLP stated such agreement, as an exhibit to a Current Report on Form 8-K filed with the Commission on December 2, 2002.

      The Company has been informed that representatives of Ernst & Young LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the stockholders.

Principal Accounting Fees and Services

      The aggregate fees billed for each of the last two fiscal years for professional services rendered to the Company by its professional accountants are shown in the table below.

      Audit-Related Fees in fiscal 2002 included consultation services and the financial statement audit of the Company’s employee benefit plan. In fiscal 2003, Audit-Related Fees primarily included due diligence services pertaining to the acquisition of StatusOne Health Systems, Inc. and the financial statement audit of the Company’s employee benefit plan. Tax Fees in fiscal 2003 and 2002 included tax planning and advice, tax compliance, and review of federal tax returns. All Other Fees primarily included actuarial advisory services in fiscal 2003 and information technology consultation in fiscal 2002.

	Fiscal Year Ended
	August 31,

Type of Service	2003	2002

Audit Fees	$133,415	$142,776
Audit-Related Fees	109,503	40,500
Tax Fees	52,401	4,250
All Other Fees	83,989	7,000

Total	$379,308	$194,526

      The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining auditor independence.

      The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young LLP, its independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members, but the Audit Committee may not delegate its responsibility to pre-approve services to be performed by its independent accountant to management.

      Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of the independent auditors’ engagement. Tax and other non-audit services that are not prohibited services, provided that those services are routine and recurring services, and would not impair the independence of the independent auditor, may also be performed by the independent auditor if those services are pre-approved by the Audit Committee. Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. The independent auditor must provide detailed back-up documentation to the Audit Committee for each proposed service.

DEADLINE FOR SUBMISSION OF STOCKHOLDER

PROPOSALS TO BE PRESENTED AT THE
2005 ANNUAL MEETING OF STOCKHOLDERS

      Any proposal intended to be presented for action at the 2005 Annual Meeting of Stockholders by any stockholder of the Company must be received by the Secretary of the Company not later than August 22, 2004, in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and proxy relating to its 2005 Annual Meeting of Stockholders. In the event that a proposal intended to be presented for action at the 2005 Annual Meeting of Stockholders by any stockholder of the Company is not received until after August 22, 2004, and prior to October 21, 2004, then the management proxies will be permitted to use their discretionary voting authority with respect to that proposal, whether or not the proposal is discussed in the Proxy Statement. Proposals should be sent to the Company by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require the Company to include any stockholder proposal, which does not meet all the requirements for such inclusion established by the Commission at the time in effect.

METHOD OF COUNTING VOTES

      Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and “non-votes” will be counted as present only for the purposes of determining a quorum. Abstentions and “non-votes” will not be counted either for or against the election of directors. Abstentions will be treated as votes against proposals presented to stockholders other than election of directors. “Non-votes” will have no effect on the outcome of proposals presented to stockholders. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

      The approval of the amendment to the Company’s Certificate of Incorporation to increase the number of shares of Common Stock from 40,000,000 to 75,000,000 requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to be cast at the meeting, assuming a quorum is present. Therefore, abstentions and broker non-votes effectively count as votes against the amendment.

MISCELLANEOUS

      It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

      A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 2003 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO MARY A. CHAPUT, SECRETARY, AMERICAN HEALTHWAYS, INC., 3841 GREEN HILLS VILLAGE DRIVE, NASHVILLE, TENNESSEE 37215. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY’S COST.

Date: December      , 2003.

EXHIBIT A

AMENDMENTS TO

AMERICAN HEALTHWAYS, INC.

1996 STOCK INCENTIVE PLAN

      Pursuant to Section 11 of the American Healthways, Inc. 1996 Stock Incentive Plan (“1996 Plan”), the Board of Directors of American Healthways, Inc. hereby amends the 1996 Plan as follows:

(i) Section 9(a) is deleted in its entirety and replaced with the following:

“(a) General. The provisions of this Section 9 shall apply only to awards to Outside Directors in accordance with this Section 9. The Committee shall have no authority to determine the timing of or the terms or conditions of any award under this Section 9. On and after the date of the Corporation’s 2004 Annual Meeting of Stockholders, no grants shall be made to Outside Directors pursuant to Sections 9(b) through 9(i) hereof, but awards to Outside Directors shall only be made pursuant to Sections 9(j) through 9(t) hereof.”

(ii) Section 9 is hereby amended to add Sections 9(k) through 9(t) as set forth below:

“(k) Grant of Stock Options. Non-Qualified Stock Options will be awarded under this Plan pursuant to the following formula:

(i) On the date of his or her initial election to the Board, whether such election is by the Board or by the Corporation’s stockholders, each Outside Director shall be granted a Non-Qualified Stock Option (an “Initial Option”) to purchase up to 15,000 shares of the Corporation’s Common Stock, the amount of shares to be determined by the Board, subject to adjustment as provided in Section 3, provided that such Optionee has not received an Initial Option on any previous date.

(ii) Commencing with the 2004 Annual Meeting of Stockholders and continuing in effect for each subsequent Annual Meeting, each Outside Director who has served as a director of the Corporation for at least twelve (12) months will be automatically granted on the date of each such Annual Meeting a Non-Qualified Stock Option to purchase up to 5,000 shares of the Corporation’s Common Stock, the amount of shares to be determined by the Board, subject to adjustment as provided in Section 3.

(iii) Each Outside Director, other than directors elected to the Board in 2003, will be granted on the date of the 2004 Annual Meeting of Stockholders a Non-Qualified Stock Option (the “2003 Option”) to purchase 5,000 shares of the Corporation’s Common Stock, subject to adjustment as provided in Section 3, at an exercise price of $35.77 per share (the closing price of the Corporation’s Common Stock on September 2, 2003).

(l) Stock Option Price. Except for the 2003 Options granted pursuant to subsection (k)(iii) above, each Non-Qualified Stock Option granted pursuant to this Section 9 shall represent the right to purchase the shares of Common Stock represented thereby at the Fair Market Value on the date the Non-Qualified Stock Option is granted.

(m) Stock Option Agreement. The grant of any Non-Qualified Stock Option shall be evidenced by a written Stock Option Agreement executed by the Corporation and the Optionee.

The Stock Option Agreement shall contain the number of shares of Common Stock subject to the Non-Qualified Stock Option evidenced thereby, the other essential terms of the Non-Qualified Stock Option determined in accordance with Section 9 hereof, and other terms that are not inconsistent with requirements of this Plan.

(n) Exercisability.

(i) One-third of the Non-Qualified Stock Options granted pursuant to Section 9(k) shall vest immediately as of the date of grant.

(ii) One-third of the Non-Qualified Stock Options granted pursuant to Section 9(k) shall vest on the first anniversary of the date of grant, provided that the grantee is still serving as a director of the Corporation on such date.

(iii) The remaining one-third of the Non-Qualified Stock Options granted pursuant to Section 9(k) shall vest on the second anniversary of the date of grant, provided that the grantee is still serving as a director of the Corporation on such date.

(o) Term. All Non-Qualified Stock Options shall have a term of ten years from the date of grant, subject to earlier termination as hereinafter provided.

(p) Forfeiture. Non-Qualified Stock Options that have not become exercisable on the date the Optionee ceases to serve as a director of the Corporation for any reason shall be forfeited and terminated immediately upon termination of service.

(q) Termination of Stock Options. Non-Qualified Stock Options that have become exercisable on the date the termination or expiration of the Optionee’s position as a director may be exercised as follows:

(i) Termination or Resignation from Board following Two Terms as a Director

If the Optionee shall cease to be a director of the Corporation for any reason other than involuntary termination by the Corporation for Cause and if the Optionee has served at least two full terms as a director of the Corporation, each Non-Qualified Stock Option granted to Optionee shall immediately vest and become fully exercisable and may be exercised by the Optionee for a period of one year from the date of such termination or cessation or until the expiration of the stated term of the Option, whichever period is the shorter (the “Exercise Period”); provided, however, that if the Optionee dies during the Exercise Period, any unexercised Non-Qualified Stock Option held by such Optionee shall thereafter be exercisable for a period of three years from the date of such death or until the expiration of the stated term of the Option, whichever is shorter.

(ii) Retirement or Disability

If the Optionee shall cease to be a director of the Corporation by reason of retirement or Disability before the Optionee serves two full terms as a director of the Corporation, the Optionee may exercise the Non-Qualified Stock Option if and to the extent it was exercisable on the date of such cessation. Such Non-Qualified Stock Option may be exercised for a period of one year from the date of such cessation or until the expiration of the stated term of such Non-Qualified Stock Option, whichever period is shorter.

(iii) Death

If the Optionee shall cease to be a director of the Corporation by reason of death at any time, the Non-Qualified Stock Option shall vest and become immediately exercisable. Such Non-Qualified Stock Option may be exercised for a period of three years from the date of such death or until the expiration of the stated term of such Non-Qualified Stock Option, whichever period is shorter.

(iv) Termination for any other reason other than Cause

If the Optionee shall cease to be a director of the Corporation for any reason other than retirement, Disability, or death before the Optionee serves two full terms as a director of the Corporation, the Optionee may exercise the Non-Qualified Stock Option, to the extent it was exercisable on the date of such cessation, if the Optionee’s position as a director was involuntarily terminated by the Corporation without Cause (as defined in Section 5(j)). Such Non-Qualified Stock Options, if exercised, must be exercised within the lesser of three months from the date of cessation or until the expiration of the stated term of the Non-Qualified Stock Option, whichever period is shorter.

(v) Termination for Cause

If the Corporation terminates the Optionee’s position as a director of the Corporation for Cause, the Non-Qualified Stock Option shall immediately terminate.

(r) Method of Exercise. A Non-Qualified Stock Option shall be exercised by delivering to the Corporate Secretary of the Corporation a written notice of exercise in the form prescribed by the Corporate Secretary for use from time to time. Such notice of exercise shall indicate the number of shares for which the Non-Qualified Stock Option is exercised and shall be accompanied by the full exercise price for the Non-Qualified Stock Options exercised.

(s) Payment of Exercise Price. The exercise price may be paid in cash (including certified or cashier’s check, bank draft or money order), Common Stock, or a combination of Common Stock and cash. The Common Stock so delivered shall be valued at the Fair Market Value of the Common Stock on the date of exercise. No shares of Common Stock shall be issued or delivered until full payment has been made.

(t) Transferability. Non-Qualified Stock Options shall not be transferable without the prior written consent of the Committee other than (i) transfers by the Optionee to a member of his or her Immediate Family or a trust for the benefit of Optionee or a member of his or her Immediate Family, or (ii) transfers by will or by the laws of descent and distribution. For purposes of this Section 9(t), “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.”

(iii) The definition of “Stock Option” and “Option” in Section 1(X) is hereby deleted in its entirety and replaced with the following:

“X. “Stock Option” or “Option” means any option to purchase shares of Stock (including Restricted Stock, if the Committee so determines) granted pursuant to Section 5 or Section 9 below.”

(iv) The first and second sentences of the first paragraph of Section 3 are hereby deleted in their entirety and replaced with the following:

“The aggregate number of shares of Stock reserved and available for distribution under the Plan shall not exceed 3,870,000 shares. Any number of shares of Stock may be awarded so long as the total shares of Stock awarded does not exceed 3,870,000 shares.”

(v) The first sentence of the third paragraph of Section 3 is hereby deleted in its entirety and replaced with the following:

      “In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, Stock dividend, Stock split or other change in corporate structure affecting the Stock, an appropriate substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding Options granted under the Plan, in the number of Non-Qualified Stock Options granted to Outside Directors pursuant to Section 9 of the Plan and in the number of shares subject to other outstanding awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.”

P R O X Y
AMERICAN HEALTHWAYS, INC.

    Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on January 21, 2004.

        The undersigned hereby appoints Thomas G. Cigarran and Mary A. Chaput, and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Stockholders of American Healthways, Inc. to be held at the Loews Vanderbilt Plaza, Platinum Foyer, Lower Level, 2100 West End Avenue, Nashville, Tennessee 37203, on January 21, 2004, at 9:00 a.m., local time, and any adjournments thereof.

PROPOSAL 1: ELECTION OF DIRECTORS:

☐	FOR all of the following nominees (except as indicated to the contrary below):

Mr. Frank A. Ehmann, Mr. William C. O’Neil, Jr., Mr. Ben R. Leedle, Jr.

    ☐ WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names)

PROPOSAL 2: AMENDMENTS TO THE 1996 STOCK INCENTIVE PLAN:

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 3: AMENDMENT TO CERTIFICATE OF INCORPORATION:

☐ FOR	☐ AGAINST	☐ ABSTAIN

    In their discretion on any other matter which may properly come before said meeting or any adjournment thereof.

IMPORTANT: Please date and sign this proxy on the reverse side.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors, FOR the amendments to the 1996 Stock Incentive Plan and FOR the amendment to the Certificate of Incorporation.

Date: .

PLEASE SIGN HERE
AND RETURN PROMPTLY

Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys should show their full titles. If a corporation is stockholder, the corporate officer should sign in full corporate name and title, such as President or other officer. If a partnership is stockholder, please sign in partnership name by authorized person.

IF you have changed your address, please PRINT your new address on this line.